April 11, 2002





Securities and Exchange Commission
Washington DC  20549

Dear Sir or Madam:

On behalf of Dr. Dennis Smith, who was a Director of Immucor, Inc. (the "Company"), we are transmitting the Statement of Changes in Beneficial Ownership on Form 4 with respect to the Company's Common Stock.

Sincerely,

/s/ Edward L. Gallup

Edward L. Gallup
President

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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


_X_ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.       Name and Address of Reporting Person

         Smith, Jr., M.D., Dennis M.
         5852 Clifton Avenue
         Jacksonville, FL  32211

2.       Issuer Name and Ticker or Trading Symbol

         Immucor, Inc./BLUD

3.       IRS or Social Security Number of Reporting Person (Voluntary)



4.       Statement for Month/Year

         4/02

5.       If Amendment, Date of Original (Month/Year)

         NA

6.       Relationship of Reporting Person to Issuer (check all applicable)

                  Director
                  Officer (give title below)
                  10% Owner
         X        Other (specify below)

         Resigned as director of the Company 9/18/01

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security   (Instr.3)

         Common Stock, $.10 par value
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2.       Transaction Date (Month/Day/Year)

         N/A

3.       Transaction Code (Instr. 8)
         Code
         N/A

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

                Amount        (A) or (D)                     Price

            N/A

5.       Amount of Securities   6.  Ownership Form:    7.  Nature of Indirect
         Beneficially Owned at       Direct (D) or        Beneficial Ownership
         End of Month                  Indirect (I)             (Instr. 4)
         (Instr. 3 and 4)               (Instr. 4)

           61,100                           D                      NA
    (as previously reported)


TABLE II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible  securities)

1.       Title of Derivative Security (Instr. 3)

         Stock Option - Right to buy

2.       Conversion or Exercise Price of Derivative Security

        (A)      $8.875
        (B)      $12.375

3.       Transaction Date (Month/Day/Year)

         9/18/01

4.       Transaction Code (Instr. 8)

         T

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         Options as previously reported              13,000
          (A)                         (D)

         NA                         (A) 2,500
                                    (B) 3,000
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6.       Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable           Expiration Date
         NA                                 NA

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)

         Title                                       Amount or Number of Shares
         NA                                          NA

8.       Price of Derivative Security (Instr. 5)

         NA

9.       Number of Derivative Securities Beneficially Owned at End of Month
                (Instr. 4)

         7,500

10.      Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
                (Instr. 4)

         D

11.      Nature of Indirect Beneficial Ownership (Instr. 4)

         NA

Explanation of Responses:

 tions cancelled with resignation from Board of Directors on September 18, 2001.


/s/ Dennis M. Smith, Jr., M.D., by Steven C. Ramsey as Power of Attorney Signature of Reporting Person

4/11/02
Date